UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PACTIV CORPORATION

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Pactiv Corporation 1900 West Field Court Lake Forest, Illinois 60045 (847) 482-2000
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2010
     The Annual Meeting of Shareholders of Pactiv Corporation will be held May 14, 2010, at 8:00 a.m. at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois, 60062, for the following purposes:
1.	To elect eight directors for a term to expire at the 2011 Annual Meeting of Shareholders;

2.	To ratify the engagement of Ernst & Young LLP as the Company’s independent public accountants for the year 2010; and

3.	To consider any other matters as may be properly brought before the meeting or any adjournment or postponement thereof.
     At this time, the Board of Directors knows of no other matters that may be brought before the meeting. Shareholders of record at the close of business on March 15, 2010, are entitled to vote at the meeting. A list of these shareholders will be available for inspection for 10 days preceding the meeting at the corporate headquarters of the Company, 1900 West Field Court, Lake Forest, Illinois, 60045, and at the Hilton Northbrook hotel, and will also be available for inspection at the meeting.
     We will again be primarily furnishing our proxy materials to shareholders via the Internet. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides shareholders with instructions on how to access the proxy materials, and our Annual Report, on the Internet, and, if they prefer, how to request paper copies of these materials. Pactiv employees who hold shares in their Pactiv 401(k) accounts and other shareholders who have previously requested paper copies of these materials may receive these materials by email or in paper.
     Your vote is important. All shareholders, even if they plan to attend the Annual Meeting, are urged to assist us in preparing for the meeting by voting by one of the procedures described in the Notice or this proxy statement. If you plan to attend the Annual Meeting, please note that you will be required to bring the Notice or a brokerage statement showing your ownership of shares in accordance with the admission policy described on page 33 of the proxy statement.
     On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

JOSEPH E. DOYLE
Secretary
April 1, 2010

PROXY STATEMENT
     The Board of Directors of Pactiv Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the Company’s Annual Meeting of Shareholders at 8:00 a.m. on May 14, 2010, and at any adjournment or postponement thereof. Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 1, 2010 to our shareholders of record. The Notice provides you with instructions regarding how to:
•	View our proxy materials for the Annual Meeting and our Annual Report (which includes our audited financial statements) on the Internet on a website listed in the Notice;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request a printed set of the proxy materials and Annual Report.
Pactiv employees who hold Pactiv shares in their 401(k) plans and other shareholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We elected to use electronic notice and access for our proxy materials because we believe this process allows us to provide information to our shareholders in a quick and efficient way, reduces our printing and mailing costs, and, by reducing the amount of printed materials, reduces the environmental impact of our annual shareholders’ meetings. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

PROPOSALS SUBMITTED FOR VOTE
Proposal 1: Election of Directors
     Nominees. At the Annual Meeting, shareholders will elect eight individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Nominees for election this year are Larry D. Brady, K. Dane Brooksher, Robert J. Darnall, Mary R. (Nina) Henderson, N. Thomas Linebarger, Roger B. Porter, Richard L. Wambold and Norman H. Wesley. Biographical information about each nominee is below.
     Failure to Serve. If any nominee for director withdraws or for any reason is not able to serve as a director, your proxy will be voted at the Annual Meeting for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Board of Directors.
     Vote Required. You may vote for, vote against, or abstain from voting for, any of the director nominees. Assuming a quorum is present, to be elected a director nominee must receive a majority of votes “for” his or her election. If an incumbent director is not re-elected, the director is required to promptly tender his or her resignation to the Board, which will act on such resignation as discussed on page 7.
     Your Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.
Proposal 2: Ratification of Independent Public Accountants
     Independent Public Accountants. The Audit Committee of the Board of Directors has engaged Ernst & Young LLP as the Company’s independent public accountants for the year 2010. The Company is asking shareholders to ratify this engagement.
     Vote Required. You may vote for, vote against, or abstain from voting on this proposal. Assuming a quorum is present, the vote of a majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote will be required to ratify the engagement of Ernst & Young LLP as the Company’s independent public accountants for the year 2010.
     Your Board of Directors unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants for the year 2010.
     Additional information regarding the Annual Meeting and voting is included in the “Questions and Answers Regarding Annual Meeting and Voting” on page 33.

ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY
(Proposal 1)
Biographical Information
     Below are the current members of the Company’s Board of Directors, each of whom is standing for re-election at the Annual Meeting.

Larry D. Brady is the retired Chairman and CEO of Intermec Inc., a business technologies company, having served in such positions since 2001 and 2000, respectively, until his retirement in 2007. Prior to joining Intermec, Mr. Brady held various executive positions with FMC Corporation. Mr. Brady is also a director of Baker Hughes Incorporated and, in the past five years, has also been a director of Intermec, Inc. Mr. Brady is 67 years old, has been a director of the Company since November 1999, and is a member of the Audit Committee. With years of managerial leadership experience in manufacturing companies such as FMC and business technologies companies like Intermec, Mr. Brady brings a deep knowledge of operations and financial issues in a manufacturing environment, giving him valuable insight of the issues facing the Company and the Board.

K. Dane Brooksher is the retired Chairman and CEO of ProLogis, an operator of a global network of industrial distribution facilities. Mr. Brooksher served as Chairman and CEO of ProLogis from March 1999 to December 2004 and as Chairman until his retirement in 2007. Prior to joining ProLogis, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick (now KPMG LLP), independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher is also a director of Qwest Communications International Inc. and Cass Information Systems, Inc., and in the past five years, has also been a trustee of ProLogis. Mr. Brooksher is 71 years old, has been a director of the Company since March 2003, and is chairman of the Audit Committee. Mr. Brooksher is an experienced financial leader whose skills, expertise and background in accounting, operations and logistics give him an important understanding of many of the issues that face the Audit Committee, the Board and the Company.

Robert J. Darnall retired as Chairman and CEO of Inland Steel Industries, Inc., following a 36-year career with Inland Steel Company and Ispat International, where he held various executive positions. Mr. Darnall is also a director of Cummins Inc., Sunoco, Inc., and United States Steel Corporation and, in the past five years, has also been a director of HSBC North American Holdings Inc. Mr. Darnall is 72 years old, has been a director of the Company since March 2000, and is chairman of the Compensation/Nominating/Governance Committee. Mr. Darnall’s extensive business background, including serving as CEO of Inland Steel, a large U.S.-based manufacturer of commodity and specialty products, gives him a wealth of knowledge in dealing with many aspects of the Company’s business.

Mary R. (Nina) Henderson is a consultant to the consumer goods industry. Previously, Ms. Henderson was a Corporate Vice President of Bestfoods, where she held numerous executive positions including President of Bestfoods Grocery and Bestfoods Specialty Markets. Ms. Henderson is also a director of AXA Financial, Inc., and Del Monte Foods Company, and a trustee of Drexel University and, in the past five years, has also been a director of Royal Dutch Shell, p.l.c. Ms. Henderson is 59 years old, has been a director of the Company since January 2000, and is a member of the Audit Committee. With her extensive background in the consumer goods industry, Ms. Henderson is able to offer special insight and understanding to the Board and to management into the Company’s consumer and food service businesses.

N. Thomas Linebarger is President and Chief Operating Officer of Cummins Inc., a manufacturer of engines and related technologies. Previously, Mr. Linebarger was Executive Vice President of Cummins Inc. and President of Cummins Power Generation, from 2003-08. From 2000-03, Mr. Linebarger was Vice President and Chief Financial Officer of Cummins Inc. Mr. Linebarger is also a director of Cummins Inc. and Harley-Davidson, Inc. Mr. Linebarger is 47 years old, has been a director since November 2005, and is a member of the Audit Committee. Having served as the CFO and the COO of a large publicly-traded manufacturing company, Mr. Linebarger brings a valuable understanding of financial and operational issues to the Board and to the Company.

Roger B. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, including serving as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Extra Space Storage, Inc., Tenneco Inc., Packaging Corporation of America and Zions Bancorporation. Mr. Porter is 63 years old, has been a director of the Company since November 1999, and is a member of the Compensation/Nominating/Governance Committee. Mr. Porter’s background as a professor of Business and Government at Harvard University and his service in government allows him to bring a unique perspective to the Board, including a deep understanding of broader economic issues and trends, insight into governmental actions and policy changes, and how such matters may affect the Company’s business.

Richard L. Wambold has been Chairman of the Company since March 2000, and has been CEO since its spin-off in November 1999. Prior to joining Pactiv, Mr. Wambold held operating positions with Tenneco Inc., then Pactiv’s parent, and with J. I. Case, a manufacturer of farm and construction equipment. Mr. Wambold is also a director of Cooper Tire and Rubber Company and Precision Castparts Corporation. Mr. Wambold is 58 years old and has been a director of the Company since June 1999. As CEO of the Company, Mr. Wambold has the most thorough understanding of the Company’s business.

Norman H. Wesley is the retired Chairman and CEO of Fortune Brands, Inc., a consumer products company, serving as Chairman and CEO from 1999 until retiring as CEO in December 2007, and as Chairman in September 2008. Mr. Wesley is also a director of Fortune Brands, Inc. and ACCO Brands Corporation and, in the past five years, has also been a director of R.R. Donnelly & Sons Company. Mr. Wesley is 60 years old, has been a director of the Company since December 2001, and is a member of the Compensation/Nominating/Governance Committee. Mr. Wesley’s experience as CEO of Fortune Brands, which manufactures and sells consumer and other products in many similar channels as the Company, gives him valuable insight into the Company’s business and strong understanding of the dynamics in the consumer market.
Your Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

Stock Ownership of Directors and Executive Officers
     The following table sets forth the number of shares of common stock and Common Stock Equivalents of the Company beneficially owned as of February 28, 2010, by: (i) each director or nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers, directors, and nominees for director as a group.

	Shares
	of Common			Total Shares,
	Stock		Common Stock	Options and	Percent of
	Owned (1)	Options (2)	Equivalents (3)	Equivalents	Class (4)
Directors

Larry D. Brady	4,157	6,000	36,092	46,249	*
K. Dane Brooksher	3,000	18,000	18,536	39,536	*
Robert J. Darnall	11,995	12,000	30,670	54,665	*
Mary R. (Nina) Henderson	3,738	24,000	11,499	39,237	*
N. Thomas Linebarger	0	0	27,285	27,285	*
Roger B. Porter	4,147	27,000	39,835	70,982	*
Richard L. Wambold	236,638	1,078,625	93,914	1,409,177	*
Norman H. Wesley	4,000	24,000	17,684	45,684	*

Executive Officers

Edward T. Walters	60,413	80,792	40,608	181,813	*
Peter J. Lazaredes	107,859	273,593	429	381,881	*
John N. Schwab	85,593	244,891	53,401	383,885	*
Joseph E. Doyle	15,974	0	41,480	57,454	*
All executive officers and directors or nominees as a group (13 individuals)	543,014	1,788,901	416,731	2,748,646	1.7%

*	less than one percent

(1)	Includes shares held in the Pactiv Corporation 401(k) Savings and Investment Plan. Each person listed has sole voting and investment power over the shares set forth in this column, except shares held in the 401(k) Plan are held of record by the trustee of such plan, are voted by the trustee in accordance with instructions received from plan participants, and may be transferred by the beneficiary only in accordance with the terms of the plan.

(2)	Shares that are subject to options exercisable as of February 28, 2010, or within 60 days of such date. Such shares cannot be voted or transferred until acquired.

(3)	Common Stock Equivalents are amounts invested in the Pactiv Stock Index Fund under the Company’s Deferred Compensation Plan (the “DCP”) or Deferred Retirement Savings Plan (the “DRSP”). These plans and the Pactiv Stock Index Fund are discussed below at page 18. Common Stock Equivalents do not have voting rights.

(4)	Assuming, for each person listed, his or her exercise of the options set forth above, but excluding Common Stock Equivalents.
CORPORATE GOVERNANCE
     The Company is committed to good business practices including uncompromising integrity, transparency in financial reporting, full and timely disclosure of reportable corporate events, and thoughtful and effective corporate governance. To that end, the Board regularly reviews the Company’s corporate governance policies and practices in light of these principles and applicable legal and regulatory requirements, including the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission (SEC), and the requirements of the New York Stock Exchange (NYSE). Based on this review, the Board has formalized certain procedures and standards as part of its corporate governance structure. This section outlines some of the key components of the Company’s corporate governance structure.

Board of Directors
     The Board of Directors currently consists of eight members, including seven who are not officers or employees of the Company (the “Non-Management Directors”) and one (Mr. Wambold) who is the CEO of the Company. The Board has determined that all Non-Management Directors are independent under the rules of the SEC and NYSE and under the definition of independence in our Corporate Governance Guidelines. In addition to meeting the tests of the SEC and the NYSE for determining independence, the Board has affirmatively determined that no Non-Management Director has any material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). In making this determination the Board considered all relevant facts and circumstances that constituted each director’s relationship with the Company from the director’s standpoint as well as from that of the persons or organizations with which the director has such an affiliation. The determination that each Non-Management Director is independent and has no material relationship with the Company was made following reviews of questionnaires completed by all directors, and an internal review by the Company to confirm whether the Company had any relationships with companies with whom the Non-Management Directors are affiliated.
     Currently, the Company’s CEO is also Chairman. The Board considers this structure from time to time and believes that, at this time, having a combined CEO and Chairman is the appropriate leadership structure for the Company. In making this determination, the Board considered, among other matters, Mr. Wambold’s experience and tenure of having been Chairman and CEO for more than 10 years, and felt that his experience, knowledge, and personality allowed him to serve ably as both Chairman and CEO. Among the benefits of a combined CEO/Chairman considered by the Board is that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute the Company’s strategic initiatives and business plans. The Board also considered the benefits of splitting the CEO and Chairman roles, and determined that at this time the current structure is more appropriate for the Company. The Board feels that the current governance structure, which includes regular meetings of the Non-Management Directors in executive session with the Company’s external auditors, internal auditors, and other consultants as the Board deems appropriate, a robust compliance program with direct reporting in to the Board where appropriate, and active Board and Committee members, provides appropriate oversight of the Company’s business, and that separating the CEO and Chairman positions would not improve the effectiveness of the Board’s functioning.
     The Board does not have a permanent “lead” director, but one of the Non-Management Directors, on a rotating basis, serves as presiding director for each Board meeting. The presiding director has input into the agenda for the meeting, consults with other Board members to identify topics of interest for the meeting, and chairs the executive session that follows each Board meeting. The Board has considered adopting a permanent lead director structure but has determined that the rotating presiding director structure is more appropriate for the Company. The Board does not feel there are any communication issues between the Board and senior management, in particular the CEO, that might be improved by having a permanent lead director. Moreover, the presiding director structure allows each director to have a lead role at different times, so the Board benefits from getting different perspectives, and enhances communications between CEO and all Board members.
     The Board, acting through the Compensation/Nominating/Governance (“C/N/G”) Committee, is responsible for assembling for consideration by the shareholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a Board. The C/N/G Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the Board’s performance, and input of shareholders and other key constituencies. The C/N/G Committee looks for certain characteristics common to all Board members, including unquestioned integrity, strong professional reputation and record of achievement, experience, constructive personal attributes, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the C/N/G Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills so as to bring different viewpoints to the issues the Board may consider. These individual qualities can include matters such as experience in the Company’s industry or similar markets, technical experience (for example, financial or technological expertise), experience gained in situations comparable to the Company’s, leadership experience, and other relevant business or professional experience.
     Shareholders and other interested parties may communicate directly with the Board of Directors (including with the Non-Management Directors only, or with any specific director) in accordance with the following process. All communications should be sent to the Company’s Secretary at 1900 West Field Court, Lake Forest, Illinois 60045, and should prominently indicate on the outside of the envelope that it is intended for the full Board of Directors, for Non-Management Directors only, or for any particular director. The Secretary will review the communications and, pursuant to instructions from the Non-Management Directors, remove any communications that are purely commercial in nature. All other communications will be promptly forwarded to the specified director or directors. The Board will be advised of any communication excluded by the Secretary as being purely commercial in nature, and such communication will be made available to any director who wishes to review it.

     The Board of Directors held seven meetings in 2009. Each director attended more than 75% of the meetings of the Board and of the Board committees on which he or she served. It is the Board’s policy that directors are expected to attend the Annual Meetings of Shareholders. All members of the Board attended the Company’s 2009 Annual Meeting of Shareholders.
     The Company’s By-Laws provide that in uncontested elections directors are elected by a majority vote. If in an uncontested election any incumbent director does not receive more than 50% of the votes “for” his or her re-election, such director shall promptly tender his or her resignation to the Board. The C/N/G Committee will make a recommendation to the Board whether to accept or reject such resignation, or whether other action should be taken. The Board will accept such resignation unless there is a compelling reason not to do so. The Board will publicly disclose its decision, and the rationale behind its decision, within 90 days from the certification of the election results. In contested elections — where the number of nominees exceeds the number of directors to be elected — directors will be elected by a plurality vote so as to guard against the risk of a “failed election” where no nominee receives a majority of the votes.
Board Committees
     The Board currently has two standing committees, each comprised solely of independent Non-Management Directors. The committees on which each director serves are listed in the Biographical Information for the directors, above. In addition, on an ad hoc basis, the Board may from time to time designate a Non-Management Director as the “lead” director with respect to special matters or discussions affecting the Company. The responsibilities and authority of the standing committees are as follows:
     Compensation/Nominating/Governance Committee. The C/N/G Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website (www.Pactiv.com) under the Investor Relations/Governance link. In addition, the Company will provide a copy of the C/N/G Committee’s charter to any shareholder or other interested party who requests it by writing to the Secretary of the Company. The C/N/G Committee reviews and reassesses the adequacy of the Committee’s charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the C/N/G Committee’s primary duties and responsibilities as follows:
•	Examine periodically the philosophy and structure of the Company’s compensation programs, including reviewing and approving the compensation for the Company’s CEO and other senior executives, approving the performance goals for the Company’s incentive-based compensation, and measuring the Company’s performance against such performance goals.

•	Oversee and act on behalf of the Board of Directors with respect to the benefit and compensation plans of the Company.

•	Review and determine the desirable balance of experience, qualifications and expertise among members of the Board of Directors.

•	Review possible candidates for membership on the Board of Directors (including nominations proposed by shareholders) and recommend a slate of nominees for election as directors at the Company’s Annual Meeting of Shareholders.

•	Review the function and composition of the committees of the Board of Directors and recommend membership on such committees.

•	Review the qualifications and recommend candidates for election as officers of the Company, including oversight of the Company’s succession planning program.

•	Review and approve the Compensation Discussion and Analysis report included in the Company’s annual proxy statements.
     In performing its duties, the C/N/G Committee has the authority to take such action as it deems appropriate to implement the purposes of the Committee. The Committee has retained Hewitt Associates LLC as a consultant to advise the Committee in connection with matters pertaining to executive compensation, including advising as to market levels and practices, plan design and implementation, and best practices and governance principles. The Committee annually reviews Hewitt’s role as advisor to the Committee and its role in providing other services to the Company, and whether such other services may compromise Hewitt’s independence. Based on this review, including the practices that Hewitt has implemented to mitigate conflicts of interest that might arise from such roles, the Committee has concluded that Hewitt’s advising the Committee on executive compensation matters is appropriate. The Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management, employees and such other persons as the Committee sees fit. The Committee generally meets with its compensation consultant in executive session (without management) after each of its meetings, and at other times as necessary.

     In 2009, the Company paid Hewitt $175,000 for executive compensation consulting services and $2,171,900 for other services, including benefit plan analysis and payroll administration. The retention of Hewitt for benefit plan analysis and payroll administration was made by management, after discussion with the C/N/G Committee. The retention of Hewitt for executive compensation consulting was by the C/N/G Committee.
     All members of the C/N/G Committee are independent. Mr. Darnall is Chairman of the C/N/G Committee. The C/N/G Committee held five meetings in 2009.
     Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website (www.Pactiv.com) under the Investor Relations/Governance link. In addition, the Company will provide a copy of the Audit Committee’s charter to any shareholder or other interested party who requests it by writing to the Secretary of the Company. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Audit Committee’s primary duties and responsibilities as follows:
•	Appointment, compensation and oversight over the work of the Company’s public accountants.

•	Monitor the integrity of the Company’s financial statements.

•	Monitor the Company’s compliance with its corporate code of conduct and legal and regulatory requirements.

•	Monitor the Company’s public accountants’ qualifications and independence.

•	Monitor the performance of the Company’s internal audit function and public accountants.

•	Provide an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

•	Discuss with management the Company’s major financial risk exposures and steps taken to monitor and control them.
     In performing its duties, the Audit Committee has the authority to take such actions as it deems appropriate to implement the purposes of the Audit Committee. The Committee may retain special legal, accounting, or other consultants, and meet in separate executive sessions with the Company’s public accountants, its internal auditors, employees, management, and such other persons as the Committee sees fit. The Audit Committee meets regularly in executive session (without management) with the Company’s independent public accountants, its tax advisors, its internal auditors, and others as it deems necessary.
     All members of the Audit Committee are independent and are financially literate. Mr. Brooksher, the Committee’s Chairman, is the Company’s “Audit Committee Financial Expert” as defined by the SEC. The Audit Committee held eleven meetings in 2009.
Shareholder Nominations
     The Board has adopted a policy with respect to nominations by shareholders of candidates to the Board of Directors; the C/N/G Committee is responsible for the implementation of this policy. Under this policy, to submit a candidate for consideration by the C/N/G Committee a shareholder must notify the Company’s Secretary at least 90 but not more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting (subject to change if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the prior year’s annual meeting). The notice must meet all of the requirements contained in the Company’s By-Laws and must set forth (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) any other information relating to the shareholder or proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (iv) any other information the shareholder believes is relevant concerning the proposed nominee; (v) a written consent of the proposed nominee(s) to being named in the proxy statement as a nominee and to serve as a director if elected; (vi) the name and record address of the shareholder submitting the notice; (vii) the number of shares of voting stock of the Company which are owned of record or beneficially by the shareholder submitting the notice; (viii) a representation of whether, if the proposed nominee is not nominated by the Board of Directors, the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; (ix) a representation of whether the shareholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to the Company’s shareholders, or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (x) a description of all arrangements or understandings between the shareholder submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the shareholder submitting the notice.
     The C/N/G Committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders, in accordance with the charter of the C/N/G Committee and the Company’s Corporate Governance Guidelines to determine whether they might make good candidates for consideration for membership on the Board of Directors. This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the C/N/G Committee determines are relevant in light of the needs of the Board of Directors and the Company. There are no specific minimum qualifications that the C/N/G Committee believes must be met by a nominee. The Board shall not discriminate among qualified candidates based on gender, race, ethnicity or age. The C/N/G Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.
Other Governance Matters
     The Board has adopted other policies and procedures related to corporate governance, some of which are summarized below. The policies discussed below are written and posted on the Company’s website (www.Pactiv.com) under the Investor Relations/Governance link. In addition, the Company will provide a copy of the policies to any shareholder or other interested party who requests them by writing to the Secretary of the Company. These policies and procedures are reviewed periodically by the Board, and with the employees covered by such policies.
     Code of Business Conduct and Ethics. The Company’s Code of Business Conduct and Ethics requires all employees, officers and directors of the Company to respect and comply with all applicable laws, rules and regulations and, beyond that, to act with honesty, integrity, and in the best interests of the Company. The Code of Business Conduct and Ethics outlines the key principles of expected behavior for Pactiv employees, officers and directors, including matters relating to conflicts of interest, confidentiality, fair dealing, accounting complaints, and procedures for reporting illegal or unethical behavior as well as the expected ethical behavior in many other business areas.
     Code of Ethical Conduct for Financial Managers. The Company’s Code of Ethical Conduct for Financial Managers is applicable (in addition to the Code of Business Conduct and Ethics) to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, Tax Director, Audit Director, Assistant Controller, Assistant Treasurer and managers reporting to each of these positions who are responsible for accounting and financial reporting, and any other persons performing similar functions, and the Controllers of business units and all managers reporting to them. This Code covers a range of financial and non-financial business practices and procedures, requiring Financial Managers to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to fully and fairly disclose appropriate information in a timely and understandable manner, and otherwise to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. Any waiver of the Code of Ethical Conduct for Financial Managers — there have been none — may be made only by the Audit Committee and will be promptly disclosed as required by law or the NYSE rules.
     Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines set forth certain standards for the Company’s Board of Directors and management. These include director qualification standards, director responsibilities, and other matters relating to the functions of the Board of Directors, its interaction with management and with the Company’s advisors, and other matters.
     Related Party Transaction Policy. The Company’s Related Party Transaction Policy generally provides that the C/N/G Committee shall review and approve or disapprove all transactions with related parties involving more than $120,000. In determining whether to approve a transaction, the C/N/G Committee shall take into account, among other factors it deems appropriate, whether the transaction is on terms not less favorable than terms generally available to or from an unaffiliated third party, and the extent of the related party’s interest in such transaction. Certain types of transactions are pre-approved, so that specific approval is not required, where the nature of the relationship or the size of the transaction was deemed not likely to give rise to conflicts of interest. There were no transactions with related parties in 2009 that required disclosure under such policy or under the rules of the SEC or NYSE.
     Statement of Business Principles. The Company’s Statement of Business Principles set forth basic principles by which all Pactiv employees are required to conduct themselves. We provide periodic training to our employees on the Statement of Business Principles.

     Risk Oversight. The Board, as a whole and through the Audit Committee and C/N/G Committee, regularly reviews the Company’s risk management process. Some of the key steps in this oversight include:
(a)	Annual review of an enterprise risk management (ERM) profile, prepared by senior management and the Company’s internal auditors (currently PricewaterhouseCoopers LLC), that identifies and classifies the Company’s most significant area of risk. In 2009, this ERM review focused on 14 types of risks, in five broad categories: business strategy risks; organizational risks; financial risks; operational risks; and legal/regulatory risks. This review includes analysis of the factors affecting those risks as well as the Company’s actions to mitigate such risks.

(b)	Regular review, by the Board as a whole or by the Audit Committee or C/N/G Committee, of the Company’s efforts to manage such risks. Depending on the nature of the risk involved, the oversight of the management of a particular type of risk may, in the first instance, fall to a Committee; in that case, the Committee reports to the full Board with respect to such matter.

(c)	Review, at least annually, of the Company’s casualty, liability and other insurance programs.

(d)	Through the Audit Committee, meeting regularly, without management, with the Company’s external and internal auditors to discuss, among other matters, any risks identified by the auditors and the Company’s management of such risks.

(e)	Review by the C/N/G Committee as to whether any of the Company’s employee compensation practices or procedures are reasonably likely to have a material adverse effect on the Company.

(f)	Review of the Company’s compliance program, including updates on training, calls to the “hot line,” and reports on all internal audit matters.

(g)	Review of reports regarding the Company’s environmental, health and safety performance and policies.
     The Board views management and the Company’s outside advisors — including its external and internal auditors and legal advisors — as primarily responsible for identifying risks and designing appropriate programs to manage those risks. The Board’s primary obligation is to oversee management’s actions to ensure that the Company’s process for identifying risks is reasonable and effective, and that its risk management program is appropriate to those risks.
Compensation of Directors
     The Company’s philosophy for compensation of its Non-Management Directors (directors who are employed by the Company receive no compensation for serving on the Board or any committees of the Board) is to provide compensation comparable to that paid to directors at similarly-sized companies, and, through its stock ownership requirements, to align director’s interest with shareholder returns. The C/N/G Committee reviews director compensation periodically, using data compiled by Hewitt, to benchmark such compensation against that paid by other companies. Board compensation is paid annually at the time of the Annual Shareholders Meeting in May. Amounts paid in May 2009 were for the year of May 2009-May 2010.
     Currently, Non-Management Directors receive the following annual consideration: (a) cash compensation consisting of (i) an annual retainer of $65,000; (ii) an annual retainer of $20,000 for Audit and C/N/G Committee Chairs; (iii) an annual retainer of $10,000 for other Audit and C/N/G Committee Members; and (b) a stock award of $80,000. Non-Management Directors received the following compensation in 2009:

	Fees Earned
	or Paid	Stock
Name (1)	in Cash (2)	Awards (3)	Total
Larry D. Brady	$76,000	$80,000	$156,000
K. Dane Brooksher	$85,000	$80,000	$165,000
Robert J. Darnall	$86,000	$80,000	$166,000
Mary R. (Nina) Henderson	$75,000	$80,000	$155,000
N. Thomas Linebarger	$75,000	$80,000	$155,000
Roger B. Porter	$76,000	$80,000	$156,000
Norman H. Wesley	$75,000	$80,000	$155,000

(1)	Richard L. Wambold, the Company’s Chairman and CEO, is not included in this table because, as an employee, he received no compensation as a director. Mr. Wambold’s compensation as an employee is shown on the Summary Compensation Table below.

(2)	In 2009, the Board’s Three-Year Independent Director Evaluation (“TIDE”) Committee met once. Members of the TIDE Committee receive meeting fees of $1,000 for each TIDE Committee meeting, which fees are included in this column. The TIDE Committee was dissolved in 2009.

(3)	The stock award can be paid in common stock, or as Stock Equivalent Units (SEUs) in the Pactiv Stock Index Fund under the Company’s Deferred Compensation Plan (the “DCP”). The stock must be held, or the SEUs must be held in the Pactiv Stock Index Fund under the DCP, for at least one year. The number of shares or SEUs is determined by the closing price of the Company’s common stock on the date of issuance. For 2009, each Non-Management Director received 3,738 shares of stock or SEUs, issued in May 2009.
     Directors may defer any portion of their compensation under the DCP, which may be invested in a variety of investment options, including the Pactiv Stock Index Fund, available under the DCP. The DCP is discussed in more detail on page 18.
     Directors are required to own at least 10,000 shares of Pactiv common stock or SEUs, to be achieved annually on a pro rata basis within five years of joining the Board. If a director is not on track to achieve such level within five years, a portion of such director’s Annual Retainer otherwise payable in cash may, at the discretion of the Board, be paid in SEUs in the Pactiv Stock Index Fund. All directors currently exceed their stock ownership requirement.
     Non-Management Directors also are reimbursed for their expenses for attending Board and Committee meetings.
Compensation Committee Interlocks and Insider Participation
     Messrs. Darnall, Porter and Wesley are the current members of the C/N/G Committee, all of whom are independent. During 2009, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the C/N/G Committee of the Board.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The purpose of this Compensation Discussion and Analysis (the “CD&A”) is to provide shareholders with material information about the compensation objectives and policies for the Company and, specifically, for the CEO, the Chief Financial Officer (CFO), and the other three most highly compensated officers of the Company as of December 31, 2009 (together, the “Named Executive Officers”). This CD&A provides an overview of the elements of executive compensation discussed in the Summary Compensation Table and elsewhere in this proxy statement, the rationale for such structure, and analyses supporting the decisions made regarding executive compensation.

     C/N/G Committee Responsibilities
     The C/N/G Committee of the Board (referred to in this CD&A as the “Committee”), which oversees the Company’s compensation program, is comprised entirely of independent Board members. The Committee operates under a written charter, as discussed above. The Committee’s primary responsibilities with respect to compensation are to:
•	Establish the Company’s total compensation philosophy, and ensure that the Company’s programs reflect that philosophy.

•	Establish the compensation of the CEO.

•	Review and approve the CEO’s compensation recommendations with respect to other executives.

•	Monitor and administer awards under the Company’s incentive compensation plans, including approving the performance goals and evaluating the performance against such goals for incentive-based compensation.

•	Approve special programs and program enhancements.

•	Report routinely to the Board in executive session.
     Process
     The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. The Committee has engaged Hewitt Associates LLC as an independent outside compensation consultant to advise the Committee on executive compensation matters.
     In addition to the Committee members, Mr. Wambold regularly attends the Committee meetings, except that portion of each meeting held in executive session. Mr. Wambold has no vote on items presented at the meetings. The General Counsel also attends the meetings and drafts minutes from the meetings, which are approved by the Committee at the next subsequent meeting. The Company’s Vice President and Chief Human Resources Officer (“VP-CHRO”) and representatives from Hewitt generally attend all or a portion of the Committee meetings, depending on the nature of the agenda items. The Committee Chair, in consultation with the VP-CHRO, determines the agenda for each meeting. The VP-CHRO prepares the meeting materials, which are sent to the Committee in advance, and interacts with the Committee Chair as required in between meetings. The Committee Chair also meets independently with Hewitt to review agenda items for the meetings and between meetings to discuss other matters.
     Objectives of the Company’s Compensation Programs
     The objectives of the Company’s compensation programs are to:
•	Reinforce a results-oriented management culture with executive pay that varies according to overall Company and individual performance against articulated business goals and core behavioral standards.

•	Place more emphasis and leverage on variable performance-based “at risk” (versus fixed) compensation as an executive’s responsibilities increase.

•	Require the Company’s executives to acquire and retain a significant equity interest in the Company.
     Design of the Compensation Program
     The compensation program for executives is designed to:
•	Attract, retain, and motivate key executive talent.

•	Encourage and reward performance.

•	Provide for an appropriate mix between fixed and at-risk compensation.

•	Balance short-term and long-term goals in a manner that does not encourage unnecessary or excessive risk-taking.

     Specifically, in designing the compensation program and in determining executive compensation, the Committee considers the following factors:
•	The Company’s operating and financial performance compared with its annual and long-term financial goals, as measured by quantitative standards including earnings per share, return on capital employed and free cash flow, as well as analysis relative to the performance of the Company’s compensation survey peer group (discussed below).

•	The Company’s performance compared with its goals in other areas, such as health and safety, environmental matters, product innovation and development, working capital management, customer service and diversity.

•	Competitive compensation levels for each of the executive positions, as well as each executive’s contributions to the Company’s overall results.

•	The Company’s size and complexity compared with companies in the compensation survey peer group.

•	The cost to the Company in terms of accounting results, use of cash, and stock dilution, as well as the tax treatment of awards, both to the Company and the executives.
     As part of this process, the Committee reviews “tally sheets” for each of the Named Executive Officers, which contain a three-year total compensation history and an estimate of wealth accumulated through the Company’s compensation and benefits and projected retirement benefits. The Committee uses the information from such tally sheets to check that the compensation paid and compensation opportunities provided to the Company’s executives are appropriate and consistent with the Company’s compensation philosophy and objectives.
     Setting Executive Compensation Levels
     To ensure that the Company’s compensation and benefit programs are properly benchmarked, the Committee compares the Company’s compensation and benefit practices and levels of pay to a compensation survey peer group, prepared by Hewitt and approved by the Committee, and to general industry survey data, using regression analysis to ensure data comparability. The Committee reviews the peer group annually, taking into account (i) type of business (such as packaging, consumer products, or other manufacturing), (ii) size, (iii) location, (iv) availability of compensation data, and (v) other factors, including certain performance metrics, to confirm that the peer group remains appropriate. Based on this analysis, in 2009 (for use in 2010), the Committee dropped six companies from the peer group and added five others. The compensation survey peer group currently consists of the following 16 companies: Alberto-Culver Company, Avery Dennison Corporation, Ball Corporation, Clorox Company, Ecolab Inc., Energizer Holdings Inc., McCormick & Company Inc., MeadWestvaco Corporation, Newell Rubbermaid Inc., Packaging Corporation of America, S.C. Johnson & Son, Inc., Scotts Miracle-Gro Company, Sealed Air Corporation, Sonoco Products Company, Tupperware Brands Corporation, and W.W. Grainger, Inc. In addition, the Committee reviews compensation data from a broad industry group of comparably-sized companies to confirm that the compensation survey group generally represents the broader market.
     The Committee attempts to design programs that deliver total compensation for executives at approximately the 50th percentile (size adjusted) of the compensation survey peer group for the achievement of “at target” performance. Actual payouts may be substantially above or below the 50th percentile depending on actual performance compared with the target. Based on the Committee’s most recent review of data for the compensation peer group, at target total compensation (defined as base salary, annual incentive awards, and long-term incentives) for the Company’s executive officer group and for the Named Executive Officers as a group was at approximately the 50th percentile of the compensation survey peer group.
     The Company has established salary grade levels for its salaried employees, by position. The Committee uses the information from the compensation surveys to establish the ranges of compensation for each salary grade. Within these ranges, the Committee will consider more subjective elements, such as the executive’s role at the Company, tenure in his or her position, skill set and performance, to set compensation for a particular person. The Committee performs this analysis regarding the CEO following a formal performance review of the CEO by the Board of Directors (meeting in executive session), and the CEO performs a similar analysis for the Company’s other executive officers, including the Named Executive Officers, which is reviewed with the Committee. In making these decisions, the Committee does not use set, pre-established individual performance metrics but rather relies on its business judgment and experience. Based on such reviews, the Committee may adjust the compensation of certain persons. If a person has a change in position that involves a change in salary grade, his or her compensation will be adjusted to the range of the new salary grade, although the Committee may elect to make such adjustment over a period of time.

     The Committee approves the performance criteria – both the measurements used and the targets – for the Company’s annual incentive awards and long-term incentive awards. In general, performance criteria are based on Company-wide performance, such as earnings per share, free cash flow, and return on capital employed, reflecting the Committee’s views that a focus on Company-wide performance ensures greater alignment between incentive targets and shareholder returns. For the annual incentive awards, the goals and results are then reviewed for each business group, and the annual incentive awards to members of that business group reflect the Company’s performance and the business group’s and individual’s performance in light of the Company’s goals and performance. For the long-term incentive awards, awards are also based on Company-wide goals and performance. It has been the Committee’s practice to pay out long-term incentive awards to all participants at the same percentage, although the plan allows for payouts at different percentages if the Committee were to so decide. The Committee believes that the use of Company-wide incentive targets in this manner is less likely to encourage unnecessary or excessive risks.
     The policy and decisions for the compensation of the CEO are not materially different from those for the other Named Executive Officers. For example, the CEO’s compensation is compared against the same compensation survey peer group, using the same benchmarks, as used for the other Named Executive Officers, and the payout of the incentive compensation (annual incentive awards and performance shares) is based on the same analysis as for all Named Executive Officers. Where circumstances are different, the Committee takes actions based on the policies and objectives outlined in this CD&A.
     Elements of Compensation
     The Company’s compensation program consists of base salary, annual incentive awards, long-term incentives, benefits, and perquisites. Annual incentive awards and long-term incentives are governed by the Company’s 2002 Incentive Compensation Plan (the “ICP”). The Company also imposes stock ownership requirements on its executives, has deferred compensation plans that allow eligible employees to defer receipt of portions of their compensation, and has a change-in-control plan in place for senior executives. None of the Company’s officers has an employment contract.
     The balance between fixed compensation, primarily base salary, and variable, at risk compensation, primarily the annual incentive awards and long-term incentives (performance shares), is a key metric under the Company’s compensation program. One of the principal objectives of the Company’s compensation program is that as an executive’s responsibilities and compensation increase, a greater percentage of his or her compensation should be variable and at risk, tied to the Company’s performance. The charts below show the relative percentage of the base salary, annual incentive awards, and long-term incentive compensation in 2009 for the CEO and for the other Named Executive Officers. “Base Salary” represents amounts actually paid in 2009. “Bonus (Target)” represents the annual incentive awards at target levels; the actual amount paid can be greater or less than target (for 2009, the annual incentive awards were paid to the Named Executive Officers at weighted average of 209% of target). “LTI (Target)” represents the value of the performance shares granted, at target, for the 2009-11 performance period, valued at fair market value on the date of the award; the value of actual award to be earned may be above or below target, based on performance during the performance period, and, importantly, will depend in part on the value of the Company’s stock at the end of the performance period.

Chief Executive Officer	Remaining NEO’s
     Base Salary
     The Committee reviews base salaries for the CEO and other senior executive officers annually and determines if an adjustment is appropriate. The Committee considers a number of factors when reviewing base salaries: the executive’s individual performance, level of responsibility, experience, and the salaries paid to the position within the compensation survey peer group as well as in broader industry, and the relative position of base salaries among executives. The table below shows the salary increases, effective on March 1, 2009, for the Named Executive Officers.

	Base Salary	Base Salary
Executive Officer	Increase Amount	After Increase
Richard L. Wambold	$50,000	$1,100,000
Edward T. Walters	$40,000	$400,000
Peter J. Lazaredes	$50,000	$550,000
John N. Schwab	—	$380,000
Joseph E. Doyle	$20,000	$390,000
     Annual Incentive Awards
     Under the ICP, the Company may award annual incentive awards, which are cash payments in amounts that are a percentage of the employee’s base salary and tied to the Company’s achievement of certain pre-established performance goals. For the Named Executive Officers, in 2009 the targets ranged from 55% to 110% of their base salary. The applicable percentage of base salary for an executive officer’s target is determined based on market data, including review of a compensation survey prepared by Hewitt. The Committee attempts to set target total compensation at approximately the 50th percentile of the comparison group; in making this determination, the Committee considers all elements of compensation, including the target annual incentive awards. As an executive officer’s compensation and responsibilities increase, his or her target annual incentive award will be a greater percentage of base salary so that a higher percentage of his or her total compensation will be variable, at risk and performance-based.
     The participants may earn a percentage of their targets based on the Company’s performance against the financial performance goals selected by the Committee and other qualitative and quantitative factors as determined by the Committee. The size of the incentive fund out of which the annual incentive awards can be paid is determined as follows: First, a preliminary fund of 0% to 200% of the sum of the individual target awards is established based on the Company’s performance against the financial performance goals selected by the Committee. For 2009, the financial performance goals targets were earnings per share from continuing operations (EPS) of $1.90 per share ($1.73 per share excluding pension income and certain other items as provided in the ICP), which is weighted 70%, and free cash flow of $300 million (adjusted for pension contributions and certain other matters), which is weighted 30%. Second, the Committee may adjust the amount of the preliminary fund positively or negatively up to 30% to reflect other quantitative factors, including return on capital employed, working capital measures, and health and safety measures, and qualitative factors, including leadership, innovation, and customer satisfaction/quality, as the Committee determines appropriate. These other factors are communicated to the Named Executive Officers and other participants in the Annual Incentive Award plan. Third, after the incentive pool has been determined, the Committee considers individual factors to determine individual annual incentive awards. The total amount of annual incentive awards cannot exceed the pool so determined by the Committee, and no individual annual incentive award may exceed 230% of his or her target.
     At the time the Committee sets the financial performance (EPS and free cash flow) targets, it also approves a formula around these targets so that performance above or below target can generate amounts for the preliminary fund above or below 100% of target. For 2009, the annual incentive award formula ran from approximately 70% of target EPS/free cash flow, at which point the preliminary fund for the annual incentive award would be credited with 50% of the sum of the participants’ target awards (below 70% performance no amounts would be credited to the preliminary fund based on such financial performance goals) to approximately 125% of target EPS/free cash flow, at which point the maximum (200% of target) would be credited to the preliminary fund.
     The Company’s 2009 EPS was $2.31 ($2.40 after adjustment to exclude pension earnings and other items as provided in the ICP), and its free cash flow was $475 million after such adjustments. The Committee also reviewed the relative performance of the Company’s business segments, and other factors, including those listed above, and following such review, the Committee determined to pay out the 2009 annual incentive awards for participants at weighted average of 206% of the target amounts, including an award of 205% for Mr. Wambold.
     As indicated on the table below, over the past five years, the annual incentive awards have been paid out below target, approximately at target, and above target. This variance in results supports the Committee’s view that the target levels are set appropriately and that the annual incentive awards are truly performance-based.

Weighted average of awards to all participants. In 2009 awards for the Named
Executive Officers ranged from 200% to 227%, with a weighted average of 209%.
     For those Named Executive Officers whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, annual incentive awards are also contingent upon the achievement of performance that creates a pool under the terms of the ICP equal to 2.5% of the Company’s consolidated operating earnings. The pool was allocated 40% to the CEO and 15% to each of the other Named Executive Officers, and such amounts cap the amount of the annual incentive award that may be paid to such Named Executive Officers. For 2009, the pool exceeded the amount of annual incentive awards proposed to be paid to the Named Executive Officers, and therefore the pool did not limit payments under the program to such persons and the 2009 annual incentive awards were determined based on the performance factors set forth above.
     Long-Term Incentives
     The ICP permits the Company to grant awards that are equity-based (that is, are based on the Company’s common stock, such as stock options, performance shares, restricted stock, stock appreciation rights, and other equity awards) as well as performance-based, long-term incentive cash awards. The Committee believes that long-term incentives assist the Company in focusing employee efforts and providing rewards based on attaining performance goals over a number of years, a focus that the Committee believes is integral to the Company’s continued success.
     Currently, the Committee uses performance shares as the sole vehicle for long-term incentive awards. Performance shares are awarded to participants annually, at a “target” amount, and are earned between 0% to 200% of the “target” number over a three-year period based on the Company’s performance over such three-year period relative to goals approved by the Committee. Grant values for awards made in 2009 (for the 2009-11 performance period) were generally at target levels to provide total long-term incentives (at target) at approximately the 50th percentile of the compensation survey peer group. As with annual incentive awards, performance shares will represent a greater percentage of an executive’s total compensation as his or her compensation and responsibilities increase, so that a greater percentage of an executive’s compensation is variable, at risk and performance-based.
     The awards are for the entire three-year period, with each year referred to as a “tranche.” Each year, the Committee evaluates the Company’s performance against the performance goals for that year, and conditionally sets a value for the shares in that tranche. Thus, in early 2010, based on 2009 performance, the Committee conditionally valued the third tranche of the 2007-09 award, the second tranche of the 2008-10 award, and the first tranche of the 2009-11 award. The amount paid at the end of the three-year award period is the sum of the three conditionally valued tranches, subject to adjustments by the Committee as it deems appropriate to reflect performance over the entire three-year award period in accordance with the ICP.
     At the beginning of each year, the Committee sets financial performance goals for that year, which apply to all tranches for that year. In 2009, the financial performance goals for target payout (that is, for a participant to conditionally earn 100% of his or her target performance shares) were EPS from continuing operations of $1.90 ($1.73 excluding pension earnings and certain other items as provided in the ICP) and return on capital employed (ROCE) at target EPS (target ROCE is adjusted to reflect actual EPS to avoid double counting EPS) of 11.6%. The Committee may adjust the amounts so determined to reflect other factors that the Committee determines are important. At the time the Committee sets the EPS and ROCE performance targets, it also approves a formula so that performance above or below performance targets can generate an award above or below 100% of the target amount. The payout formula runs from approximately 75% of target performance, at which point 50% of the target shares could be earned (below 75% of target performance no shares would be earned), to approximately 120% of target performance, at which point the maximum (200% of target shares) could be earned.
     In 2009, the Company’s EPS was $2.31 ($2.40 excluding the matters mentioned above). At that EPS level, target ROCE was 14.9%; the Company’s actual ROCE was 15.5%. Based on the approved formula, these results called for the 2009 tranches of the performance shares to be earned at 200% of target, which was approved by the Committee. For the 2007-09 performance period, which was paid out in early 2010, the Committee considered the performance in each of 2007, 2008, and 2009 against that year’s performance goals (all of which were EPS and ROCE), and considered other performance factors over the entire three-year period. Based on such review, the Committee determined that performance share awards for the 2007-09 performance period would be paid out at 125.67% of the targeted amounts, a three-year result reflecting performance at (2007), below (2008) and above (2009) target levels. Under the ICP, performance shares can be paid out in stock, cash, or a combination; currently, all performance shares are paid in stock. Participants who exceed their Pactiv minimum stock ownership requirements may immediately sell their performance shares following the payout, which is reported as a concurrent acquisition and disposition of the shares. All performance share awards for the 2007-09 award were paid out at the same percentage.
     The table below shows the percentage valuation applied to the performance shares over the last five years. This variance in results supports the Committee’s views that the target levels are set appropriately and that the performance shares are in fact performance-based.

Performance
Share Vesting
(% of Target)

     As is the case with the annual incentive awards, for the Named Executive Officers, performance share awards are also contingent upon the achievement of performance that creates a pool that caps the amount that may be paid to such Named Executive Officers. For the 2007-09 performance period, the pool was the greater of 2.5% of the Company’s consolidated operating earnings or 5% of the Company’s free cash flow during the period. The pool was allocated 40% to the CEO and 15% to each of the other Named Executive Officers. For the performance shares for the 2007-09 performance period (paid out in early 2010), the pool exceeded the payments to the Named Executive Officers, so the payment of such performance shares under the program was not limited by such caps. As such, awards were determined based on the methodology set forth above, i.e., the achievement of the previously established performance goals over the three-year performance period.
     Performance share awards are made at regularly scheduled meetings of the Committee, generally in the first quarter of each year. Previously, when the Company issued stock options as a regular part of its long-term compensation program, the Committee also approved stock option awards at regularly scheduled meetings. By taking such actions at regularly scheduled meetings, the Committee seeks to avoid the possibility that there could be an appearance that the grant timing was manipulated to affect the value of the awards.

Benefits
     The Company provides various benefit programs to its employees, which the Committee believes are reasonable, and in line with the benefits offered by companies with whom the Company competes for employees. Below is a description of the major components of the Company’s benefit plans.
     Retirement Plans. The Company has two retirement plans: (a) the Pactiv Retirement Plan (the “PRP”), a defined benefit retirement plan, and (b) the Pactiv Corporation Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental retirement plan that is structured to provide retirement benefits with respect to certain employees equal to retirement benefits lost under the PRP as a result of the imposition of the limitations contained in the Internal Revenue Code.
     Participation in the PRP is available to all salaried and most hourly U.S. employees. Participation for most hourly participants and salaried participants under the final average pay formula begins on the first day of the calendar month following the completion of one year of service with the Company. Participation for salaried participants under the cash balance formula begins on the first of the month coincident with or next following their date of hire (or date of becoming a salaried employee). Participation in the SERP is available to a group of management or highly compensated employees as determined by the Committee.
     Calculation of benefits under the PRP and SERP, discussed in detail below following the table “2009 Pension Benefits,” is generally based on years of participation and compensation levels. The Company does not have a formal policy for granting additional benefits to participants in the SERP. However, the Company may grant additional benefits in the SERP to keep certain individuals whole when joining the Company in mid-career or in other circumstances where the Committee believes circumstances warrant such terms. Similarly, the Committee will consider alternative arrangements with individuals if the Committee determines that such arrangements would be in the best interests of the Company.
     401(k) Plan. The Company also maintains several 401(k) plans, which are tax-qualified retirement plans, and which all U.S. based employees are eligible for one of the plans, including the Named Executive Officers. Generally, most participants may contribute up to 25% of their base pay (subject to the limitations of the Internal Revenue Code). The Company will match up to 8% of eligible pay, depending on years of participation, for salaried employees contributing to the 401(k) Plan prior to January 1, 2003 (which includes all of the Named Executive Officers other than Mr. Doyle). For most other salaried employees, the Company will match up to 4% of eligible pay. The Company also pays certain employees, including the Named Executive Officers other than Mr. Doyle, a cash amount equal to the company match they would have received in the plan had their contributions not been limited by the Internal Revenue Code.
     Health and Welfare Plans. The Company maintains a variety of welfare benefit plans that are generally available to its employees, including the Named Executive Officers. These plans include health, dental, disability and life insurance, and other customary employee benefits.
     The Committee reviews the benefit plans and programs periodically, with management and with Hewitt, to ensure that they are appropriate and consistent with the Company’s overall compensation philosophy, and modifies the plans when it deems appropriate. The Committee and the Board review the costs of the major benefit programs, and ensures that those costs are appropriate for the benefits provided. The benefits payable to the Company’s executive officers and others under the PRP, the SERP, and other benefit plans are considered when the Committee benchmarks the Company’s compensation levels.
     Perquisites
     The Company provides certain of its officers, including the Named Executed Officers, with perquisites that the Company and the Committee believe are at market, reasonable and consistent with its overall compensation program. These perquisites are listed in footnotes to the Summary Compensation table, below. The Committee regularly reviews the perquisites as part of its review of the Company’s compensation program. Other than these perquisites, executives have the same benefits that are provided to employees generally.
     Deferred Compensation Plans
     The Company has two plans that allow executives and directors to defer receipt of portions of their compensation. The purposes of these plans are to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant. The Committee believes such programs offer useful financial planning opportunities to the Company’s executives and directors and are consistent with the Company’s philosophy of providing benefits and opportunities that are at market.
     DCP. The Company has a Deferred Compensation Plan (the “DCP”) pursuant to which eligible employees and directors can defer certain amounts of their compensation. The DCP is a non-qualified unfunded plan, meaning the deferred amounts are not placed in a separate fund but are general obligations of the Company, and “investments” of the deferred amounts are not actual investments of such amounts but adjustments to the balance which track the chosen investments. Eligible employees may defer up to 100% of the annual incentive award attributable to the current year and/or up to 100% of performance shares that are due to vest on the last business day of the year. Directors may defer all or any portion of their compensation to the DCP; director stock awards that are deferred under the DCP must be held in the Pactiv Stock Index Fund for at least one year.
     Participants make voluntary elections during the specified annual enrollment period to contribute to the DCP. The value of the deferred amounts is tied to the investment options selected by the participant. Investment options and time and form of distribution are elected at the same time election is made to contribute to the DCP. Currently, investment options are the Chase Prime Rate Fund, Pactiv Stock Index Fund (which tracks the value of Pactiv common stock), Fidelity Growth Company Fund, PIMCO Total Return Fund — Administrative Class, and Spartan U.S. Equity Index Fund. Existing balances may be transferred among the available investment options at any time, except that transfers in and out of the Pactiv Stock Index Fund are limited to the same extent a participant would be limited in buying or selling Pactiv common stock under the Company’s Insider Trading Policy. Deferral of performance shares paid in stock will be invested in the Pactiv Stock Index Fund and must remain in this fund until distributed from the Plan.
     During the first four years the participant is eligible to receive an Annual Incentive Award, if the participant defers his or her Annual Incentive Awards into the Pactiv Stock Index Fund, and keeps such amount in the Pactiv Stock Index Fund for at least three years, the participant will receive a 20% premium for the amount deferred (that is, if a participant defers $100, his or her account would be credited for $120). The primary purpose of this program is to assist participants in meeting their stock ownership requirements, described below. The Committee may grant participants additional eligibility to receive the premium or extend the period to which the premium may apply.
     Participants may elect to have their funds in the DCP distributed to them (a) in a lump sum or in up to five annual installments at a specific date in the future; (b) in a lump sum or in up to five annual installments six months and one business day following separation from service; or (c) at death in a lump sum. In the event of a disability, the account will be distributed as soon as feasible, according to the form elected at the time of deferral. In the event of a change in control (as defined by the IRS), a lump sum distribution will be made as soon as feasible following the change in control date.
     DRSP. The Company also has a Deferred Retirement Savings Plan (the “DRSP”), which is a non-qualified, unfunded plan created to supplement the Company’s 401(k) Plan to give investment and match opportunities to grandfathered participants whose participation in the Company’s 401(k) Plan was limited due to the Internal Revenue Code. Eligible participants may contribute up to 25% of their base pay, up to the Internal Revenue Code limit on compensation. In addition, the participant may receive company matching contributions based on their years of participation in the 401(k) Plan. The maximum company matching contributions for a calendar year cannot exceed the Internal Revenue Code limit on before-tax contributions for that year minus 4% of the participant’s annual base pay rate for the applicable year. The maximum match in 2009 for the Named Executive Officers was $6,700.
     The value of the DRSP account is based on the investment options selected by the participant. The investment options under the DRSP are the same as those in the Company’s 401(k) Plan. A participant may change his investment election or transfer his account value among the available investment options at any time, except that transfers in and out of the Pactiv common stock are limited to the same extent a participant would be limited in buying or selling Pactiv common stock under the Company’s Insider Trading Policy. Participants will receive an automatic lump sum distribution of their accounts seven months after they terminate or retire or an automatic lump sum cash distribution of their accounts as soon as administratively feasible upon death, disability, or a change in control (as defined by the IRS).
     Stock Ownership Requirements
     In line with its philosophy that the interests of executives should be aligned with those of the shareholders, the Company requires that executives maintain certain specified levels of stock ownership which, for the Named Executive Officers, range from 3 to 5 times their base salaries. The C/N/G Committee regularly reviews the executives’ ownership levels, which includes shares owned

(including shares held in 401(k) plans), balances in the Pactiv Stock Index Fund under the deferred compensation plans, and conditionally earned performance shares, to ensure compliance with these requirements. As of December 31, 2009, all of the Named Executive Officers were on track to meet or had exceeded their stock ownership requirements.
     Rabbi Trust
     The Company has a rabbi trust to ensure payment of amounts owed under the DCP, DRSP, SERP, and certain other agreements. This rabbi trust, which was established in 1999, currently holds 3,200,000 shares of Pactiv common stock.
     Change In Control Plan
     The Company has a Change in Control (“CIC”) Plan that is designed to enable the Company to continue to attract and retain highly-qualified employees by reducing the concern that their jobs or benefits might be terminated as a result of a change in control of the Company. In the event of a change in control, employees covered by the CIC Plan, which includes all of the Named Executive Officers, will generally receive a severance benefit equal to one to two times their annual compensation (base salary and incentive compensation) plus certain other benefits, discussed in more detail below. As part of its regular review of total compensation, the Committee reviews the potential payments under the CIC Plan to ensure that such Plan is appropriate and consistent within the Company’s overall compensation philosophy and objectives.
     Policy With Respect To Qualifying Compensation for Deductibility and Other Matters
     The Company’s ability to deduct compensation paid to individual covered officers is generally limited by Section 162(m) of the Code to $1 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive awards and performance shares the Committee awarded to the Named Executive Officers in 2009 are intended to qualify with the provisions of Section 162(m) and therefore, are expected to be deductible to the Company when paid. However, the Committee has the discretion to authorize payments that may not be deductible, if it believes that they are in the best interests of both the Company and its shareholders. Compensation paid by the Company in 2009 that it believes was not deductible due to the limitations in Code Section 162(m) was immaterial.
     Clawback Policy
     The Board has adopted a Clawback Policy that permits the Company to recoup bonuses and other incentive-based compensation paid to its executives in certain circumstances. Under this policy, if the Company significantly restates its reported financial results, the Board will review the circumstances causing such restatement, consider issues of accountability and oversight, and analyze the impact of such restatement on compensation paid or awarded to Company employees. If the restatement is the result of fraud or misconduct, the Board may elect to seek recovery of all bonuses (annual incentive awards), long-term incentive pay (“LTIP,” including performance shares) and other incentive-based compensation paid to the employees who engaged in such fraud or misconduct. Additionally, for employees covered by the Executive Incentive Compensation Plan (currently 27 employees), the Board may elect to seek recovery of LTIP paid out to the extent the Company’s performance goals were over-stated as a result of such restatement, and for all employees the Board may adjust of any unvested or conditionally vested LTIP amounts related to the relevant performance period(s) to reflect the restatement. The policy also provides that if the Board determines that any employee has engaged in unethical conduct detrimental to the Company, the Board may seek recoupment of all bonuses, LTIP, or other incentive-based compensation paid to such employee during the period(s) of such unethical behavior, and cancel all unvested or conditionally vested incentive-based compensation related to such period(s). If the Company has a significant restatement that is not the result of fraud or misconduct, the Board may adjust any unvested or conditionally vested LTIP amounts related to the relevant performance period(s) to reflect the restatement. Recovery under the Clawback Policy is in addition to any recoupment required or permitted by law, including the Sarbanes-Oxley Act of 2002 and common law, or by contract.
Compensation Committee Report
     The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation/Nominating/Governance Committee:
Robert J. Darnall, Chairman
Roger B. Porter
Norman H. Wesley

SUMMARY COMPENSATION TABLE
     The following table sets forth the remuneration paid by the Company to (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) each of the other three most highly compensated executive officers of the Company as of December 31, 2009.

					Change in
					Pension Value
					& Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
	Year	Salary	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Richard L. Wambold	2009	$1,101,667	$2,964,600	$2,500,000	$3,424,510	$132,123	$10,122,900
Chairman and Chief Executive	2008	$1,050,000	$3,904,200	$1,050,000	$1,195,074	$133,650	$7,332,924
Officer	2007	$985,000	$2,599,200	$1,200,000	$2,565,026	$127,552	$7,476,778

Edward T. Walters (5)	2009	$393,333	$746,640	$500,000	$1,217,493	$171,466	$3,028,932
Senior Vice President and Chief Financial Officer	2008	$313,467	$983,280	$182,000	$349,127	$57,138	$1,885,012
	2007	$258,333	$282,663	$111,800	$228,100	$42,948	$923,844

Peter J. Lazaredes	2009	$541,667	$1,207,800	$1,000,000	$1,755,373	$88,756	$4,593,596
Executive Vice President and	2008	$495,833	$1,590,600	$383,000	$821,593	$84,651	$3,375,677
General Manager –	2007	$468,333	$2,167,083	$425,000	$601,634	$90,197	$3,752,247
Foodservice/Food Packaging

John N. Schwab	2009	$380,000	$658,800	$418,000	$477,072	$70,260	$2,004,132
Senior Vice President and	2008	$378,000	$867,600	$150,000	$163,221	$70,240	$1,629,061
General Manager – Hefty	2007	$365,317	$974,700	$202,000	$202,136	$85,854	$1,830,007
Consumer Products

Joseph E. Doyle (6)	2009	$386,667	$417,240	$429,000	$25,185	$125,675	$1,383,767
Vice President and	2008	$361,667	$549,480	$175,000	$22,227	$75,966	$1,184,340
General Counsel	2007	$293,333	$432,117	$220,000	$11,970	$88,743	$1,046,163

(1)	The amounts shown in this column reflect the aggregate grant date fair value of the performance share awards to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Based on the Company’s performance against the performance goals, the 2007 tranches were valued at 100% of target, the 2008 tranches were valued at 77% of target, and the 2009 tranches were valued at 200% of target. The portion related to the 2007-09 award was paid out in early 2010; the portions relating to the 2008-10 and 2009-11 awards will, subject to the conditions of such awards, be paid out in early 2011 and early 2012, respectively, and the actual amount to be paid out in these awards will be based on the Company’s performance against the performance goals selected by the C/N/G Committee over the entire three-year performance period and the price of the Company’s common stock on the applicable vesting date, as discussed above in the CD&A. The maximum amounts payable to the Named Executive Officers, assuming the highest level of performance conditions is achieved with the shares valued at grant date fair value, is as follows:

Name	2007 Grant	2008 Grant	2009 Grant
Richard L. Wambold	$2,985,546	$5,648,778	$6,064,200
Edward T. Walters	$792,117	$1,422,630	$1,527,257
Peter J. Lazaredes	$2,489,166	$2,301,329	$2,470,577
John N. Schwab	$1,119,573	$1,255,284	$1,347,600
Joseph E. Doyle	$496,326	$794,988	$853,457

(2)	The amounts in this column are the 2009 annual incentive awards, paid out in early 2010. These annual incentive awards, including the performance criteria, are discussed above in the CD&A.

(3)	For 2009, these amounts reflect the actuarial increase in the present value of the change in the pension value under the PRP and the SERP (each discussed below) for the named individuals from December 31, 2008 to December 31, 2009. For 2008, the calculation is the change in pension value from September 30, 2007 to December 31, 2008, times .80 to approximate the change from December 31, 2007 to December 31, 2008. Until 2008, the Company used a September 30 measurement date for pension calculations, but in accordance with SFAS 158, in 2008, the Company changed to a December 31 measurement date. For 2007, the calculation is the change in pension value from September 30, 2006 to September 30, 2007. This column does not reflect changes in the value of the deferred compensation account for any of the named individuals. Such amounts are shown below on the 2009 Non-Qualified Deferred Compensation table below. There were no above-market or preferential earnings in the deferred compensation accounts.

(4)	These amounts for 2009 are detailed in the table below.

		Registrant
	Perquisites and	Contributions
	Other Personal	to Defined
Name	Benefits (a)	Contribution Plans (b)	Other (c)	Total
Richard L. Wambold	$44,356	$16,513	$71,254	$132,123
Edward T. Walters	$40,000	$16,333	$115,133	$171,466
Peter J. Lazaredes	$45,423	$16,450	$26,883	$88,756
John N. Schwab	$39,900	$15,877	$14,483	$70,260
Joseph E. Doyle	$30,000	$9,875	$85,800	$125,675

(a)	Includes (i) for Mr. Wambold: cash perquisite allowance of $40,000, and reimbursement of financial planning expenses of $4,356; (ii) for Mr. Walters: cash perquisite allowance of $30,000, and reimbursement of financial planning expenses of $10,000; (iii) for Mr. Lazaredes: cash perquisite allowance of $30,000, reimbursement of financial planning expenses of $10,000, and cost of Company paid physical of $5,423; (iv) for Mr. Schwab: cash perquisite allowance of $30,000, and reimbursement of financial planning expenses of $9,900; and (v) for Mr. Doyle: cash perquisite allowance of $30,000.

(b)	Represents Company contributions to the 401(k) Plan, and the DRSP for the named individuals.

(c)	Represents payments made in lieu of Company match in the 401(k) Plan after the participant reached the maximum IRS limit and, for Mr. Walters and Mr. Doyle, the 20% premium received in connection with the deferral of their 2009 annual incentive awards into the Pactiv Stock Index Fund under the Deferred Compensation Plan, as described above.

(5)	Mr. Walters became CFO of the Company on July 1, 2008. As a result of this promotion, the Committee increased his performance share awards to reflect his change in salary grade.

(6)	Mr. Doyle joined the Company on February 1, 2007.

2009 GRANTS OF PLAN-BASED AWARDS

								Grant Date
		Estimated Possible Payouts						Fair Value of
		Under Non-Equity			Estimated Future Payouts			Stock and
		Incentive Plan Awards			Under Equity Incentive Plan Awards			Option Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
Richard L. Wambold	2/01/09	$610,500	$1,221,000	$2,808,300	67,500	135,000	270,000	$2,964,600
Edward T. Walters	2/01/09	$120,000	$240,000	$552,000	17,000	34,000	68,000	$746,640
Peter J. Lazaredes	2/01/09	$220,000	$440,000	$1,012,000	27,500	55,000	110,000	$1,207,800
John N. Schwab	2/01/09	$104,500	$209,000	$480,700	15,000	30,000	60,000	$658,800
Joseph E. Doyle	2/01/09	$107,250	$214,500	$493,350	9,500	19,000	38,000	$417,240
     As discussed above, in 2009 the Company used two forms of plan-based awards: annual incentive awards and performance share grants.
•	The amounts reflected in this table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column are the amounts granted in 2009 as annual incentive awards that were earned in 2009 and paid out in early 2010. As discussed above in the CD&A, each participant has a target amount for his or her award, which is a percentage of the participant’s base salary, and participants receive a percentage, from 0-230% (a preliminary pool of up to 200%, based on the Company’s performance against the selected financial performance goals, adjusted up or down by up to 30% based on other qualitative and quantitative factors as the Committee may decide) of their targets. Based on these results and other factors considered by the Committee, the Committee determined to pay out the 2009 annual incentive awards for the Named Executive Officers at 200% to 227% of the target amounts, as discussed in the CD&A, above.

•	The amounts reflected in this table under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column are the performance share awards granted in 2009, for the 2009-11 performance period. As discussed above in the CD&A, performance share awards are granted at “target” levels for each three-year period, and the participants can earn between 0% and 200% of the target amount based upon the Company’s performance against performance measures selected by the Committee each year, subject to adjustment by the Committee based on other qualitative and quantitative factors related to the Company’s performance over the three-year period. The awards vest three years from the date of the grant, and may be paid in stock or cash or a combination thereof as determined by the Committee. For purposes of this table, the performance shares are valued at 100% of the target amount, with value based on the closing stock price on the day of grant (January 30, 2009). The actual amount to be paid may be more or less than is shown on this table, depending on whether, based on performance over the three-year performance period, the award is paid out at, above, or below target, and the value of the Company’s common stock on the date such shares vest (December 31, 2011). The Company has not paid a dividend; however, if the Company declared a dividend on its common stock, upon a payout of the performance shares the participant would be entitled to receive an amount equal to the dividends paid on the earned shares.

•	The amounts shown under the “threshold” column represent the amounts that would be received at approximately 70% of performance goals for the annual incentive awards and at approximately 75% of performance goals for the performance shares. At performance below such levels, no amount would be credited to the preliminary pool for the annual incentive award for that year or no performance shares would be conditionally earned for that year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards			Stock Awards
				Equity Incentive	Equity Incentive
	Number of			Plan Awards:	Plan Awards:
	Securities			Number of Unearned	Market or Payout
	Underlying			Shares, Units,	Value of Unearned
	Unexercised	Option		or Other Rights	Shares, Units,
	Options	Exercise	Option	That Have	or Other Rights That
	Exercisable (1)	Price	Expiration	Not Vested (2)	Have Not Vested (3)
Name	(#)	($)	Date	(#)	($)
Richard L. Wambold	137,500	15.08	09/19/11	270,000	$6,517,800
	137,500	17.74	12/06/11
	250,000	17.60	09/18/12
	250,000	20.25	09/17/13
	230,000	23.98	09/14/14
	49,048	40.00	12/12/16
	24,577	35.37	05/01/17

Edward T. Walters	35,000	20.25	09/17/13	68,000	$1,641,520
	32,200	23.98	09/14/14
	9,062	40.00	12/12/16
	4,530	35.37	05/01/17

Peter J. Lazaredes	120,000	20.25	09/17/13	110,000	$2,655,400
	140,000	23.98	09/14/14
	2,266	40.00	12/12/16
	11,327	32.94	01/13/18

John N. Schwab	120,000	20.25	09/17/13	60,000	$1,448,400
	108,000	23.98	09/14/14
	11,328	40.00	12/12/16
	5,663	35.37	05/01/17

Joseph E. Doyle	—	—	—	38,000	$917,320

(1)	The Company stopped issuing stock options as a regular part of its long-term incentive compensation program in November 2005. In connection with that change, all unvested options were vested, and therefore all outstanding options held by all holders, including the Named Executive Officers, are currently vested and exercisable.

(2)	Represents performance shares granted in 2008 for the 2008-10 performance period, and in 2009 for the 2009-11 performance period. The amounts shown represent the target amounts.

(3)	Closing price of the Company’s common stock on December 31, 2009, was $24.14 per share.

2009 OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards (1)
	Number		Number
	of Shares		of Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	On Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard L. Wambold	0	0	100,536	$2,426,939
Edward T. Walters	0	0	32,219	$777,767
Peter J. Lazaredes	0	0	83,822	$2,023,463
John N. Schwab	0	0	37,701	$910,102
Joseph E. Doyle	0	0	16,714	$403,476

(1)	Represents payout of 2007-09 performance share grants that vested on December 31, 2009, which were paid in early 2010. Shares are valued at $24.14 per share, the closing price of the Company’s common stock on December 31, 2009.
2009 PENSION BENEFITS
     The Company has two retirement plans: the Pactiv Retirement Plan (the “PRP”) and the Pactiv Corporation Supplemental Executive Retirement Plan (the “SERP).

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service (2)	Benefit (3)	Fiscal Year
Name	Plan Name (1)	(#)	($)	($)
Richard L. Wambold (4)	PRP	31.58	$1,040,431	0
	SERP	31.58	$19,403,389	0

Edward T. Walters	PRP	34.58	$616,732	0
	SERP	34.58	$2,317,664	0

Peter J. Lazaredes	PRP	28.75	$661,915	0
	SERP	28.75	$4,827,739	0

John N. Schwab	PRP	13.08	$481,985	0
	SERP	13.08	$1,168,311	0

Joseph E. Doyle	PRP	2.92	$30,001	0
	SERP	2.92	$31,621	0

(1)	In general, benefits under the PRP for salaried employees are determined by a formula based on final average pay (“FAP”) or, for salaried employees hired after January 1, 2003, under a cash balance formula. All of the Named Executive Officers other than Mr. Doyle accrue benefits based on the FAP formula. Benefits accrued under the FAP formula are determined by years of participation and the average annual base compensation during the last full 60 months of salaried employment (subject to limitations of the Internal Revenue Code). The normal retirement benefit, expressed as an age 65 single life annuity is based on 55% of final average compensation times years of participation (up to 35) divided by 35. Benefits accrued under the cash balance formula are determined by allocating monthly pay and interest credits to a hypothetical account, which is expressed as an immediate lump sum. The monthly pay credits are determined using the monthly base pay rate in effect as of the 1st of each month and the participant’s attained age at the end of each month; and the monthly interest credits are based on the 10-Year Treasury Constant Maturities rate as of the August of the preceding year. Generally, FAP formula participants vest in the PRP and SERP after five years of service and cash balance formula participants vest in the PRP and SERP after three years of service.

No benefits are payable if a participant terminates employment before being vested.

Under the FAP formula in the PRP, a normal retirement benefit may be reduced for commencement of payments prior to age 65. If the participant is eligible for early retirement, and payments begin before age 62, the benefit will be reduced 3% for each year the benefit commences between age 60 and age 62, and 6% for each year the benefit commences between age 55 and age 60. If the participant is not eligible for early retirement and payments begin before age 65, the benefit is actuarially reduced. Under the cash balance formula, a participant may commence payment any time after termination.

Under the FAP formula in the PRP, if a participant dies while employed with Pactiv, the surviving spouse is eligible to receive an immediately payable lifetime benefit that equals the greater of (a) 40% of the projected normal retirement benefit, or (b) the survivor’s portion of an immediately payable 50% joint and survivor annuity. If a participant dies after termination of employment, the surviving spouse is eligible to receive a lifetime benefit equal to the survivor’s portion of the 50% joint and survivor annuity calculated as of the commencement date. Under the cash balance formula, the designated beneficiary is eligible to receive a distribution of the hypothetical account balance. If the beneficiary is the surviving spouse, the spouse is eligible to receive, instead of the lump sum distribution, a lifetime benefit equal to the greater of (a) the survivor’s portion of the 50% joint and survivor annuity calculated as of the commencement date or (b) a single life annuity calculated as of the commencement date.

Benefits payable under the SERP generally are equal to the amount, if any, of the benefit that would be paid under the PRP if the provisions of the PRP were administered without regard to the limitations imposed by the Internal Revenue Code reduced by the benefit that is payable under the PRP. For determining a FAP benefit under the SERP, the final average compensation is calculated using the highest three of the last five calendar years of compensation (annual base compensation and annual (cash) incentive awards) immediately preceding the calendar year in which the person terminates or retires. A cash balance benefit under the SERP is determined by allocating pay and interest credits to a hypothetical account, which is expressed as an immediate lump sum. The pay credits are determined using annual base compensation in excess of the Internal Revenue Code limitations and annual (cash) incentive awards as well as the participant’s attained age at the end of each month. The interest credits are determined in the same manner as the PRP. Benefits under the SERP are paid in a lump sum seven months after termination of employment. The SERP is an unfunded plan; however, the Company has established a “rabbi trust” that currently holds 3,200,000 shares of Pactiv common stock to support the payment obligation with respect to amounts payable under the SERP, the DCP and certain other obligations.

(2)	Represents years of participation service in the applicable plan as of December 31, 2009.

(3)	In computing the present value of the calculated benefit, this table uses an immediate lump sum factor at each person’s calculation age (which is the age in each plan at which the person could receive an unreduced benefit under that plan), discounted with interest only back to December 31, 2009, using 5.75% for both the SERP and PRP. The lump sum factor for the SERP is based on a 4.37% rate and the 1994 Group Annuity Reserving Table (94GAR) as modified for use in Rev. Rul. 2001-62. The present value factor for the PRP is based on a 5.75% rate and the 2000 Retired Pensioners Mortality Table (RP-2000) projected to 2010 by Scale AA. The present value for persons accruing benefits under the cash balance formula (Mr. Doyle) is equal to the cash balance of their account as of December 31, 2009.

(4)	Mr. Wambold’s combined benefits at a minimum, shall be determined by multiplying his average total base compensation plus bonus (annual incentive awards), calculated on the basis of compensation (base salary and annual incentive awards) paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his termination or retirement) for which such compensation is the highest, by 50%. If Mr. Wambold dies before retirement, his beneficiary will receive a death benefit that is equal to the benefit he would have received had he retired on that date. In computing Mr. Wambold’s present value, this table uses an immediate lump sum factor at age 55 based on the mortality table per Rev. Rul. 2001-62 and 5.0% interest.
2009 NON-QUALIFIED DEFERRED COMPENSATION
     The Company has two plans under which eligible employees may defer portions of their compensation: the Deferred Compensation Plan (the “DCP”) and the Deferred Retirement Savings Plan (the “DRSP”). These plans, including the type and amount of compensation that may be deferred and the terms with respect to payouts, withdrawals, and other distributions, are described above in the CD&A.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY	in Last FY (1)	in Last FY (2)	Distributions	Last FYE
Richard L. Wambold	$7,350	$6,700	$(60,328)	0	$2,329,390
Edward T. Walters	$7,350	$6,700	$117,611	0	$1,578,944
Peter J. Lazaredes	$7,350	$6,700	$105,160	0	$1,109,743
John N. Schwab	$17,150	$6,700	$(19,129)	0	$1,373,128
Joseph E. Doyle	$175,000	$35,000	$14,590	0	$452,657

(1)	The amounts shown in this column are reported as 2009 compensation under the Summary Compensation Table as part of “All Other Compensation.”

(2)	The earnings on deferred compensation accounts are not reported as 2009 compensation under the Summary Compensation Table because there were no above-market or preferential earnings in the deferred compensation.
     The amounts shown in the “Executive Contributions in Last FY” column in the above table include contributions to the DCP or the DRSP. The Company matches employee contributions under the DRSP, based on a formula under such plan up to a maximum which, in 2009, was $6,700, which is shown in the “Registrant Contributions in Last FY” column. For Mr. Doyle, the amount in the “Executive Contributions in Last FY” column represents his annual incentive award for 2008, which was deferred into the Pactiv Stock Index Fund under the DCP in 2009, and the amount in the “Registrant Contributions in Last FY” column represents the premium received in connection with such deferral. This table is as of December 31, 2009, and therefore does not reflect amounts deferred into the DCP in 2010 with respect to 2009 annual incentive awards, which are shown in the Summary Compensation Table.
     The DCP and the DRSP are unfunded plans, so that the “investment” options are not actual investments but are indexes by which the value of the deferred amounts will be determined. Participants may select from a variety of investment options, including the Pactiv Stock Index Fund, and the value of their DCP and DRSP accounts will track the performance of such investments. In 2009, the Named Executive Officers had approximately 64% of their deferred compensation account balances in the Pactiv Stock Index Fund. The table below shows the investment options under the DCP and the DRSP during 2009, and their rate of return for the year ended December 31, 2009.

Fund	2009 Return
Chase Prime Rate Fund	3.25%
Pactiv Stock Index Fund	(2.97%)
Fidelity Growth Company Fund	41.15%
PIMCO Total Return Fund — Administrative Class	13.55%
Spartan U.S. Equity Index Fund	26.51%
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The following discussion describes the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers. Except (i) for the Change in Control Plan (the “CIC Plan”), described below, under which covered employees (including all of the Named Executive Officers) would receive certain benefits, and (ii) as described above under 2009 Pension Benefits, or as described in this section, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment.
     Certain amounts that would be payable upon a termination of employment may be different depending on the circumstances of the termination. Because the amounts that are payable under the CIC Plan are, in general, different from what would be payable upon a retirement, voluntary termination, involuntary termination (with or without cause), or death/total disability, we have included a table outlining the potential payments under the CIC Plan following termination of employment after a change in control.

     Payments Common in All Circumstances. Upon termination of employment, in all cases an employee, including the Named Executive Officers, would be entitled to (i) his/her salary through the last day of employment, (ii) accrued unused vacation pay through the last day of employment, (iii) payment of his/her account balances under the DCP and the DRSP, and (iv) the payments under the PRP and the SERP earned as of the last day of employment. Employees retain their 401(k) accounts, and are entitled to welfare benefits (e.g., medical and dental insurance) through the last day of employment, and continuation rights for medical benefits as provided by law (e.g., COBRA). The accrued benefits under the PRP and the SERP for the Named Executive Officers as of December 31, 2009, and their balances under the DCP and the DRSP as of December 31, 2009, are shown above.
     Payments that Vary Depending on Circumstances of Termination. The following benefits may be different depending on the circumstances of the employee’s termination of employment.
     Annual Incentive Awards. Annual incentive awards are generally payable only to employees who are employed as of the end of the year, although, in the event of a mid-year termination of employment, the Committee may award an employee a pro rata or other portion of an annual incentive award. Under the CIC Plan, if a covered employee (which includes all of the Named Executive Officers) is terminated following a Change in Control, he or she would be entitled to receive a pro rata portion, at 100% of “target,” of their annual incentive awards.
     Performance Shares. Performance share awards are granted for three-year performance periods at a “target” level and can be earned at 0-200% of target based on performance against Committee-approved performance goals set annually over the performance period. The awards vest upon completion of the three-year performance period. In the event of voluntary termination or termination for cause, all unvested performance shares will be cancelled. In the event of termination of employment by retirement, death or disability, or involuntary termination not for cause, the Committee will determine whether to vest any unvested performance shares on a case-by-case basis. Under the CIC Plan, following a Change in Control a covered employee (which includes all of the Named Executive Officers) would be entitled to his or her unvested performance shares, as discussed below.
     Options. In connection with the Committee’s decision in 2005 to stop issuing options as a regular part of the compensation program, all then unvested options were vested. Accordingly, termination of employment, regardless of the circumstances, will not have any impact on vesting of outstanding options. Subject to the discretion of the Committee to provide otherwise, (i) upon a voluntary termination or involuntary termination for cause all unexercised options will be cancelled, and (ii) upon retirement, death or disability, or involuntary termination not for cause, unexercised options will remain exercisable for various periods ranging from 90 days to three years from the date of termination (or, if less, the remaining life of the option). In the event of termination following a Change in Control under the CIC Plan, unexercised options will remain exercisable for three years from the date of termination (or, if less, the remaining life of the option).
     Severance. Other than under the CIC Plan, described below, the Company provides severance and other post-termination benefits only on a case-by-case basis.
     Change In Control Plan
     The CIC Plan is a “double-trigger” program, meaning that, generally, payments are made only if the employee has a covered “termination” following a “Change in Control.” A “Change in Control” under the CIC Plan is (a) any person and any of their affiliates becoming the beneficial owner of 20% or more of the Company’s common stock; (b) members of the Incumbent Board (as defined in the CIC Plan) ceasing to constitute a majority of the Company’s Board; (c) the consummation of any plan of merger between the Company and any person, or the sale of substantially all of the Company’s assets without members of the Incumbent Board constituting a majority of the Board of Directors of the successor or purchasing corporation; (d) if a majority of the members of the Incumbent Board are replaced during a two-year period; or (e) if shareholders approve a plan of complete liquidation or dissolution of the Company. A covered termination includes an actual termination of employment (other than for cause) as well as a “constructive termination,” meaning a material reduction in position or compensation or a required relocation or similar changes. As a condition to receiving benefits under the CIC Plan, covered employees must execute and deliver to the Company a release and a restrictive covenant (including non-competition, non-solicitation and confidentiality) agreement.
     The following table sets forth the benefits that would be payable under the plan if the Named Executive Officers had suffered a covered termination following a Change in Control under the CIC Plan as of December 31, 2009. This table does not include the matters discussed above under “Payments Common in all Circumstances,” which the Named Executive Officer would also receive.

		Incentive	Pension	Performance	Excise Tax &	Welfare	Outplacement
Name	Severance (1)	Award (2)	Enhancement (3)	Shares (4)	Gross-Up (5)	Benefits (6)	Services (7)
Richard L. Wambold	$4,933,333	$1,221,000	—	$8,440,551	—	$29,308	$50,000
Edward T. Walters	$1,280,000	$240,000	$513,724	$2,125,768	$1,555,845	$24,348	$50,000
Peter J. Lazaredes	$2,033,067	$440,000	$1,080,858	$3,438,743	—	$20,734	$50,000
John N. Schwab	$1,252,727	$209,000	$437,384	$1,875,678	—	$15,966	$50,000
Joseph E. Doyle	$1,209,000	$214,500	$66,765	$1,187,929	$1,075,112	$24,272	$50,000

(1)	The severance amount for the Named Executive Officers is two times the sum of (i) his or her annual base salary in effect immediately prior to the Change in Control, plus (ii) the greater of: (1) the average of his or her annual awards under the annual incentive awards for the last three years (or such shorter period as such person has been employed by the Company), or (2) his or her target annual incentive award in effect at the time of the Change in Control.

(2)	Annual incentive awards are prorated as of the date of the Change in Control, at target levels. As this table is as of December 31, 2009, this assumes payment of 2009 annual incentive award at 100% of target levels; actual payment amounts to the Named Executive Officers for such awards, in early 2010, were at 200% to 227% of target levels, as shown in the Summary Compensation Table, above.

(3)	Under the CIC Plan, covered employees’ pension benefits are calculated as if employment had continued for an additional two years.

(4)	All unvested performance shares vest and are payable upon a Change in Control without regard to whether the covered employee is terminated. Performance share awards are granted for three-year performance periods, at a “target” level and can be earned at 0-200% of target based on performance against Committee-approved performance goals set annually over the performance period. Each year, based upon the performance during that year, the Committee determines the “conditional” percentage for one-third of each award (referred to as a “tranche”), and the total payout at the end of three years is generally the sum of the conditional values for all three tranches, as such amount may be adjusted by the Committee to take into account other performance factors over the three-year performance period. In the event of a Change in Control, unvested performance shares would vest and be paid out as follows: for tranches associated with completed years, the performance shares would vest at the conditionally valued levels, and for tranches associated with the current and future years, the performance shares would vest at the target levels. The amounts shown on this table are the 2008-10 grants, with years 2008 and 2009 valued at their conditional values and 2010 at target, and the 2009-11 grant, with 2009 valued at its conditional value and 2010 and 2011 at target. The 2007-09 grant, which vested on December 31, 2009, and was paid out in early 2010, is not shown on this table.

(5)	Represents payment for excise and related taxes on excess parachute payments as defined in Section 280G of the Internal Revenue Code which results in the Named Executive Officer being in the same after-tax position he would have been had no such taxes been imposed, to the extent provided under the CIC Plan. Potential payments to Mr. Walters and Mr. Doyle trigger the gross-up payments because they deferred all or a portion of their 2007-09 Annual Incentive Awards into the Pactiv Stock Index Fund under the DCP in order to meet their share ownership requirements and the limitation for determining whether the excise tax applies is computed as though they had not received those deferred amounts while the CIC Plan treats all Annual Incentive Awards, whether paid or deferred, the same in computing the severance amount. If Mr. Walters’ and Mr. Doyle’s deferred amounts were included in computing the limits under Section 280G of the Code, their payments would not trigger the excise tax so there would be no gross-up.

(6)	The covered employee and his or her eligible dependents shall continue to be covered by the health, life, and disability plans applicable to comparably situated active employees as in effect from time to time for two years. For purposes of this table, these amounts have been calculated using the same assumptions used in preparation of the Company’s financial statements.

(7)	The Company will provide each covered employee with the lump-sum cash value of reasonable outplacement services not to exceed $50,000, consistent with past practices of the Company with respect to officers at such level prior to the Change in Control.
     Under the CIC Plan, upon a Change in Control all unvested options would vest and remain exercisable for three years from the date of termination (or, if less, the remaining life of the option). There are currently no outstanding unvested options.

AUDIT COMMITTEE DISCLOSURE
Audit Committee Report
     In performing its duties, the Audit Committee reviewed and discussed the audited financial statements (including the Company’s specific disclosure under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”) contained in the 2009 Annual Report on Form 10-K with the Company’s management. The Audit Committee also met privately with the Company’s independent auditor for the year 2009, Ernst & Young LLP, and discussed issues deemed significant by Ernst & Young LLP, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
     Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
The Audit Committee:
K. Dane Brooksher, Chairman
Larry D. Brady
Mary R. (Nina) Henderson
N. Thomas Linebarger
Audit and Non-Audit Fees
     The following presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2009 and 2008, and fees for other services rendered by Ernst & Young LLP for 2009 and 2008.

Type of Fee	2009	2008
Audit Fees (1)	$2,292,850	$2,454,000
Audit-Related Fees (2)	$164,600	$186,390
Tax Fees (3)	$17,850	$42,627
All Other Fees	0	0

(1)	Including professional services in connection with their audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q, and assessment of the Company’s internal controls.

(2)	Including benefit plan audits ($152,800 in 2009 and $146,200 in 2008).

(3)	Tax consulting advice to certain non-U.S. subsidiaries.
     All audit and non-audit services rendered by Ernst & Young LLP were approved by the Audit Committee, which considered whether the provision of non-audit services was compatible with maintaining Ernst & Young LLP’s independence.
Pre-Approval Policy
     The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis. In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services. Individual engagements anticipated to exceed such pre-established thresholds must be separately approved. This policy also sets forth certain services that the Company’s independent public accountant is prohibited from providing to the Company. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

     In 2009, approximately 39.7% of the non-audit services that were approved by the Audit Committee were approved pursuant to its pre-approval policies and procedures.
     RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2010 (Proposal 2)
     Financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2009, are included in the Company’s Annual Report on Form 10-K furnished to all shareholders. These financial statements were audited by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent public accountants for the year 2010. The Board is seeking shareholder ratification of this selection. If the shareholders should not ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year 2010, the Audit Committee would reconsider the appointment.
     Your Board of Directors unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants for the year 2010.
OTHER INFORMATION
Certain Beneficial Owners
     The following table sets forth certain information of each person that, as of December 31, 2009, reported beneficial ownership of more than 5% of the Company’s common stock. This information is based solely on such person’s filings on Schedule 13G under the Securities Exchange Act of 1934.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class
BlackRock, Inc.	13,248,270	(1)	10.01%
40 East 52nd Street New York, NY 10022
Adage Capital Partners, L.P	9,791,970		7.40%
200 Claredon Street, 52nd floor Boston, MA 02116
The Vanguard Group, Inc.	7,099,586	(2)	5.36%
100 Vanguard Blvd. Malvern, PA 19355
Highfields Capital I L.P.	6,647,531	(3)	5.00%
Highfields Capital II L.P. Highfields Capital III L.P. c/o Highfields Capital Management L.P. John Hancock Tower 200 Claredon Street, 59th floor Boston, MA 02116

(1)	Such shares are held by various subsidiaries of BlackRock, Inc. No single holder’s interest exceeds 5% of Pactiv’s common stock.

(2)	The Vanguard Group, Inc. holds sole voting power of 211,846 shares, sole dispositive power of 6,910,140 shares, and shared dispositive power with Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary, of 189,446 shares. VFTC directs the voting of the 189,446 shares subject to shared dispositive power.

(3)	Highfields Capital I L.P., Highfields Capital II L.P., and Highfields Capital III L.P. (collectively, the “Highfields Funds”) hold 513,746 shares, 1,773,005 shares, and 4,355,780 shares, respectively. Highfields Capital Management L.P. is the investment manager of each of the Highfields Funds.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the copies of Forms 3, 4 and 5 filed on behalf of the directors and executive officers, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2009, except that a Form 4 for Joseph E. Doyle, the Company’s General Counsel, was filed seven days late in February 2009.
     Except as set forth in the table above, the Company does not know of any persons who hold more than 10% of the common stock of the Company.
Shareholder Nominations and Other Proposals for 2011 Annual Meeting of Shareholders
     Nominations for Directors. A shareholder of the Company may nominate persons for election to the Company’s Board of Directors by submitting such nomination, together with certain related information required by the Company’s By-Laws, in writing to the Secretary of the Company at the Company’s principal executive offices, at the times set forth in the following paragraph regarding notices for shareholder proposals. The Company’s policy with respect to nominations by shareholders of candidates to the Board of Directors is described above in “Corporate Governance —Board Committees — Compensation/Nominating/Governance Committee.”
     Shareholder Proposals — Inclusion in the Company’s Proxy Statement. For a shareholder proposal to be considered by the Company for inclusion in the Company’s proxy statement and form of proxy relating to the 2011 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal executive offices by December 2, 2010.
     Other Shareholder Proposals. The Company’s By-Laws state that to be timely, notice and certain related information must be received at the principal executive offices not less than 90 and no more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, notice of the matter must be received no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the 90th day prior to such meeting or the 10th day following the date of public disclosure of the meeting date, whichever occurs first. Therefore, to be timely under the Company’s By-Laws, a proposal not included by or at the direction of the Board of Directors must be received no earlier than January 16, 2011, or later than February 15, 2011. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy.
Reports
     The Audit Committee Report and the Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion thereof into any filing under the Securities Act or the Securities Exchange Act, and shall not otherwise be deemed filed under such Acts.
Annual Report on Form 10-K
     The Company will furnish to any shareholder, without charge, a copy of its annual report on Form 10-K for the year ended December 31, 2009, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission. A copy of this report may be obtained upon oral or written request to Joseph E. Doyle, Secretary, Pactiv Corporation, 1900 West Field Court, Lake Forest, Illinois 60045. The Company’s Form 10-K and other public filings are also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov) and on the Company’s website (www.pactiv.com).

QUESTIONS AND ANSWERS REGARDING ANNUAL MEETING AND VOTING
     How can I get a paper copy of these proxy materials? Instructions on how to request a printed copy may be found on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to shareholders of record. Shareholders who had previously requested to receive paper copies of the proxy materials were sent paper copies. Pactiv employees who hold Pactiv stock in their 401(k) plan accounts received these materials by email or in paper.
     What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
     Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you.
     Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
     Who may vote at the Annual Meeting? If you are a holder of common stock at the close of business on March 15, 2010, the record date, you will have one vote for each share of common stock that you hold on each matter that is presented for action at the Annual Meeting. On the record date, the Company had issued and outstanding 135,962,513 shares of its common stock (of which 132,762,513 are shares outstanding for financial reporting purposes and 3,200,000 are shares not considered outstanding for financial reporting purposes because they are held in a rabbi trust to ensure payments under the Company’s SERP, DCP, DRSP and certain other agreements).
     Who may attend the Annual Meeting? Attendance at the Annual Meeting is limited to shareholders as of the record date or their proxies.
•	If your shares are registered in your name, the Notice serves as your admission ticket to the Annual Meeting. A person must present the Notice issued in his or her name or a brokerage statement showing ownership as of the record date, March 15, 2010, and valid government-issued photo identification, such as a driver’s license or passport. Shareholders who plan to attend the Annual Meeting should vote by one of the methods described in this proxy statement but keep the Notice and bring it to the Annual Meeting.

•	If you hold stock in “street name” (a bank or broker holds your shares) and you would like to attend the Annual Meeting, you may bring to the meeting a copy of a brokerage statement showing ownership as of the record date, March 15, 2010, and valid government-issued photo identification, such as a driver’s license or passport.

•	Cameras, recording devices or other electronic devices, as well as large bags, briefcases or packages, will not be allowed in the meeting.

•	If you are an authorized proxy, you must present the executed proxy and the photo identification as described above.
     What constitutes a quorum? The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares authorized to vote constitutes a quorum for the transaction of business. If you submit a properly completed proxy, vote by our telephone or Internet voting procedures, or if you attend the Annual Meeting to vote in person, your shares will be considered present. Directions to withhold authority to vote for any director, abstentions and broker non-votes (discussed below) will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.
     On what will I be voting? You are being asked to vote on the two matters identified under the heading “Proposals Submitted for Vote.” By executing the proxy card, or submitting your proxy via the telephone or Internet, you will also be granting to Richard L. Wambold, Robert J. Darnall, and Joseph E. Doyle discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.
     How do I vote? Voting instructions, using the Internet or telephonic voting procedures, are set forth on the Notice. If you request printed copies of the proxy materials by mail, you can also vote by mail in addition to voting by Internet or by telephone. If you are a shareholder of record, you may vote in person at the Annual Meeting; we will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. Even if you are planning on attending the Annual Meeting, we request that you vote by one of the other procedures — should you wish to change your vote at the Annual Meeting, you may do so, but voting by the other procedures will help ensure our obtaining a quorum for the Annual Meeting.
     If you vote by using the proxy card, you must sign, date and return the proxy card in the envelope provided. You may specify your choices by marking the appropriate boxes on the card.
     Can I revoke my proxy? You have the right to revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you may give written notice of such revocation to the Secretary of the Company, deliver a subsequent duly executed proxy to the Company in the same manner in which you voted in the first instance, or vote in person at the Annual Meeting. Notice of revocation or a subsequent proxy must be received by the Secretary of the Company before the vote at the Annual Meeting. Attending the meeting does not revoke your proxy.
     What happens if I do not give specific voting instructions?
     Shareholders of Record. If you are a shareholder of record and (1) you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (2) if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
     Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.
     Which ballot measures are considered “routine” or “non-routine”? Both Proposal 1 (election of directors) and Proposal 2 (ratification of the independent public accountants) involve matters that we believe will be considered routine.
     How will withholding authority, abstentions and “broker non-votes” affect voting results? With respect to Proposal 1 (the election of directors), the individuals receiving a majority of “for” votes will be elected as directors. Abstentions and broker non-votes are excluded in determining votes cast. Approval of Proposal 2 (the ratification of the independent public accountants) requires the vote of the majority of shares present (whether in person or by proxy) and entitled to vote. Therefore, abstentions will have the effect of votes against, and broker non-votes, because they are not “entitled to vote,” will have no affect on, the proposal.
     Who is soliciting my proxy? The Board of Directors of the Company is soliciting your proxy. Directors, officers and other employees of the Company may solicit proxies by mail, telephone, or in person. In addition, The Altman Group has been retained to assist the Company in the solicitation of proxies.
     Where can I find the voting results of the Annual Meeting? The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Current Report on Form 8-K, which we expect to file with the SEC by May 18, 2010.
     Does the Company pay anyone to solicit proxies? The Company will pay The Altman Group an amount not to exceed $12,500 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the common stock. Directors, officers and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.
     Can I receive future shareholder communications over the Internet? Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from or on behalf of the Company over the Internet instead of receiving those documents in the mail, providing such communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you have given your consent, it will remain in effect until you inform the Company otherwise. To give your consent, if your shares are registered in your name, check the appropriate box on the proxy card or, if you are voting over the Internet or by telephone, follow the instructions on the Notice or the prompts you will receive when you vote. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 6:00 a.m., Eastern time on Friday, May 14, 2010 to be counted for final tabulation. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PACTIV CORPORATION 1900 WEST FIELD COURT Electronic Delivery of Future PROXY MATERIALS LAKE FOREST, ILLINOIS 60045 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 6:00 a.m., Eastern time on May 14, 2010 to be counted for final tabulation. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal(s): 1. Election of Directors For Against Abstain 1a Larry D. Brady 1b K. Dane Brooksher The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 1c Robert J. Darnall 2. RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS 1d Mary R. Henderson 1e N. Thomas Linebarger 1f Roger B. Porter 1g Richard L. Wambold 1h Norman H. Wesley Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. Eastern time on Friday, May 14, 2010, to be counted in the final tabulation. If you vote by telephone or Internet, please do not send your proxy by mail.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ available at www.proxyvote.com . PACTIV CORPORATION PROXY / CONFIDENTIAL VOTING INSTRUCTIONS This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 14, 21. The undersigned hereby appoints Richard L. Wambold, Robert J. Darnall and Joseph E. Doyle, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Pactiv Corporation held of record by the undersigned at the close of business on March 15, 21, and entitled to vote at the Annual Meeting of Shareholders of Pactiv Corporation to be held at 8: a.m., May 14, 21, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting. Benefit Plan Participants: This card also serves as voting instructions to the Trustees of the various benefit plans. By signing on the reverse side, you are instructing the Trustees of the plans to vote all shares of Common Stock of Pactiv Corporation represented by the participants’ proportionate interest in the Trusts at the Annual Meeting of Shareholders to be held on May 14, 21, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the Annual Meeting. Only the Trustees can vote these shares. These shares cannot be voted in person at the R2.9.5.1 Annual Meeting. How you vote these shares is confidential. The Trustees will not disclose how you have instructed the Trustees to vote. If the Trustees do not receive your voting instructions by May 13, 21, either by telephone, Internet or _2 receipt of this signed voting instruction card, the shares credited to the account may not be voted at the Annual Meeting. 57282 Continued and to be signed on reverse side